FOR IMMEDIATE RELEASE

First Commonwealth to Enter the Cincinnati Market
Through the Acquisition of Foundation Bank

Indiana, PA, January 10, 2018 - First Commonwealth Financial Corporation (NYSE: FCF) (“First Commonwealth”), and Garfield Acquisition Corp., the parent company of Cincinnati, Ohio based Foundation Bank, today jointly announced the signing of a definitive merger agreement pursuant to which First Commonwealth will acquire Garfield Acquisition Corp. and Foundation Bank in a cash and stock transaction valued at approximately $58 million (the “Transaction”).
"This partnership is a continuation of our strategy to expand our footprint into Ohio, and is the perfect follow up to our recent successful acquisitions in northern and central Ohio,” stated T. Michael Price, Chief Executive Officer of First Commonwealth Financial Corporation. “Foundation Bank represents an excellent springboard for our commercial and mortgage banking activities in the Cincinnati metro area. I have personally spent part of my banking career in Cincinnati, and I am confident the First Commonwealth brand will resonate well with consumers and business owners in the region.”
In the past several years, First Commonwealth has opened a commercial banking center in Cleveland, acquired two banks in Columbus, purchased a branch network in Canton, and opened mortgage offices in suburban Akron and Columbus. With a total population of 2.2 million, entering the Cincinnati market is the next logical step for First Commonwealth to continue its Ohio expansion strategy. Cincinnati has attractive demographics, lower unemployment and higher home values than average for the state of Ohio. Upon closing of the Transaction, First Commonwealth will have a presence in each of Ohio’s three largest metropolitan areas.
"We are excited to be joining the First Commonwealth team,” said Joe Hughes, President and Chief Executive Officer of Foundation Bank. “Our community bank cultures are very closely aligned, and we are confident that this partnership will greatly benefit our customers, employees and the communities we have had the privilege to serve over the years.”

Upon closing of the transaction, which is expected in the second quarter of 2018, Foundation Bank will merge into First Commonwealth Bank and operate under the First Commonwealth name. The Transaction remains subject to regulatory approval and other customary closing conditions. The shareholders of Garfield Acquisition Corp. will receive approximately 2.8 million shares of First Commonwealth Financial Corporation common stock and approximately $17.4 million in cash. First Commonwealth expects that the transaction will be accretive to tangible book value per share at closing and nominally accretive to earnings per share in the first full year of operations.
First Commonwealth Bank was advised by the investment banking firm Raymond James & Associates, Inc. Squire Patton Boggs LLP served as legal counsel to Garfield Acquisition Corp.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with 135 banking offices in 20 counties throughout western and central Pennsylvania and northern and central Ohio, as well as a Corporate Banking Center in Cleveland, Ohio and mortgage offices in Hudson and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.
About Foundation Bank
Foundation Bank is a financial services company with total assets of $216 million, loans of $187 million and deposits of $145 million. Headquartered in Cincinnati, Ohio, Foundation Bank operates five full service banking offices with convenient locations in Woodlawn, Norwood, Hyde Park, Milford and downtown Cincinnati.
Forward-Looking Statements
Certain statements contained in this release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the merger transaction between First Commonwealth Financial Corporation and Garfield Acquisition Corp. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control. In addition to factors previously disclosed in reports filed by First Commonwealth with the Securities and Exchange Commission, risks and uncertainties relating to the merger transaction and the integration of Foundation Bank into First Commonwealth after the merger include, but are not limited to:: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of Foundation Bank’s operations with those of First Commonwealth will be materially delayed or will be more costly or difficult than expected; the inability to close the merger in a timely manner; diversion of management's attention from ongoing business operations and opportunities; the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory and other approvals; the failure of the proposed merger to close for any other reason; the challenges of integrating and retaining key employees; the effect of the announcement of the merger on First Commonwealth’s, Foundation Bank’s or the combined company's respective customer relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations. All forward-looking statements included in this filing are made as of the date hereof and are based on information available at the time of the filing. Except as required by law, First Commonwealth assumes no obligation to update any forward-looking statement.

Contact:
Media Relations
Amy Jeffords
Assistant Vice President / Communications and Community Relations
Phone: 724-463-6806
E-mail: AJeffords@fcbanking.com

Investor Relations
Ryan M. Thomas
Vice President / Finance and Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com

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